EXHIBIT 99.1

Vical Reports Second Quarter 2010 Financial Results and Progress in Key Programs

SAN DIEGO, Aug. 3, 2010 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the three months and six months ended June 30, 2010. Revenues decreased to $2.1 million for the second quarter of 2010 from $4.0 million for the second quarter of 2009, primarily as a result of a $1.5 million milestone payment in 2009 from Merck & Co., Inc., based on Merck's ongoing Phase 1 clinical-stage development of an investigational cancer vaccine. Operating expenses increased to $10.6 million for the second quarter of 2010 from $9.8 million for the second quarter of 2009. The net loss was $8.4 million, or $0.15 per share, for the second quarter of 2010, compared with $6.0 million, or $0.14 per share, for the second quarter of 2009.

Revenues for the first six months of 2010 were $3.5 million, compared with revenues of $6.2 million for the first six months of 2009, reflecting the 2009 Merck payment and a reduction in revenue recognized from AnGes as the company approaches the completion of its Phase 3 Allovectin-7® trial. The net loss for the first six months of 2010 was $16.9 million, or $0.30 per share, compared with a net loss of $14.3 million, or $0.34 per share, for the first six months of 2009.

Vical had cash and investments of $40 million at June 30, 2010. The company's net cash use for the first six months of 2010 was consistent with the company's prior guidance for the full year 2010 net cash use of $20 million to $24 million, which included anticipated receipts from new or expanded partnerships not currently contracted.

Allovectin-7®

  An independent Safety Monitoring Board for Vical's Phase 3 trial of Allovectin-7® in patients with metastatic melanoma completed the trial's fourth scheduled safety analysis and recommended that the trial continue per the protocol.

  The June issue of Melanoma Research included updated data from the company's Phase 2 trial of high-dose Allovectin-7® in patients with metastatic melanoma. A separate article in the May issue of Expert Opinion on Biological Therapy reviewed results from the Phase 2 trial and previous clinical studies of Allovectin-7®.

Cytomegalovirus (CMV) Vaccine

  Vical's TransVax™ cytomegalovirus vaccine elicited sustained increases in both cellular and antibody immune responses compared with placebo through the final 12-month follow-up in an ongoing Phase 2 trial in hematopoietic cell transplant (HCT) recipients.

  Vical entered into a collaboration with leading pediatric infectious disease researchers at Virginia Commonwealth University under a five-year, approximately $4.0 million grant from the National Institute of Allergy and Infectious Diseases. The grant will support development and animal testing of novel vaccine approaches designed to protect women of child-bearing potential from infection with CMV.

Pandemic Influenza Vaccine

  Vical completed enrollment in its Phase 1 trial of the company's Vaxfectin®-formulated plasmid DNA vaccine against H1N1 pandemic influenza.

Herpes Simplex Type 2 Vaccine

  Vical's prophylactic Vaxfectin®-formulated plasmid DNA (pDNA) vaccine against herpes simplex virus type 2 (HSV-2) protected mice against lethal challenge, provided sterilizing immunity and inhibited viral counts at both the primary and latent infection sites. A related vaccine significantly reduced the recurrence of HSV-2 lesions in a therapeutic model using guinea pigs with latent infection.

Key Future Developments

  Final results in the third quarter of 2010 from the Phase 2 trial of the company's TransVax™ CMV vaccine candidate for HCT recipients; and

  Data in the fourth quarter of 2010 from Vical's licensee, sanofi aventis Group, from the ongoing TAMARIS Phase 3 trial of its Temusi® angiogenic gene therapy product candidate, intended to promote the growth of blood vessels to reduce the need for amputations in patients with reduced blood flow to the limbs.

Conference Call

Vical will conduct a conference call and webcast today, August 3, at noon Eastern Time, to discuss with invited analysts and institutional investors the company's financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (877) 419-6594, or (719) 325-4746 for international participants, and reference confirmation code 9848703. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter replay passcode 9848703. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include net cash use guidance, as well as statements about Vical's Allovectin-7®, TransVax™, H1N1 pandemic influenza vaccine, and HSV-2 vaccine programs, and other independent and collaborative programs, as well as anticipated key future developments in independent and collaborative or licensed programs. Risks and uncertainties include whether Vical or others will continue development of Allovectin-7®, TransVax™, a vaccine against H1N1 pandemic influenza, a vaccine against HSV-2, the Merck cancer vaccine, the sanofi aventis Temusi® angiogenesis product candidate, or any other independent or collaborative programs; whether final results from the TransVax™ Phase 2 trial will be released in the third quarter of 2010, if at all; whether sanofi aventis will release data from its ongoing Phase 3 trial of Temusi® in the fourth quarter of 2010, if at all; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether Vical will enter into any new partnerships or expand any existing partnerships and receive all, if any, anticipated payments; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners or licensees will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

Statements of Operations	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2010	2009	2010	2009
Revenues:
Contract and grant revenue	$1,379	$352	$1,965	$730
License and royalty revenue	696	3,626	1,573	5,498
Total revenues	2,075	3,978	3,538	6,228
Operating expenses:
Research and development	4,963	5,655	10,065	11,876
Manufacturing and production	3,431	2,244	6,236	4,688
General and administrative	2,186	1,886	4,371	3,787
Total operating expenses	10,580	9,785	20,672	20,351
Loss from operations	(8,505)	(5,807)	(17,134)	(14,123)
Net investment and other income (expense)	125	(213)	276	(141)
Net loss	$(8,380)	$(6,020)	$(16,858)	$(14,264)
Basic and diluted net loss per share	$(0.15)	$(0.14)	$(0.30)	$(0.34)
Weighted average shares used in computing basic and diluted net loss per share	56,369	44,374	55,845	42,439

Balance Sheets			June 30,	December 31,
(in thousands)			2010	2009
Assets:
Cash, cash equivalents, and marketable securities, including restricted			$34,446	$47,085
Other current assets			1,153	1,349
Total current assets			35,599	48,434
Long-term investments			5,450	5,477
Property and equipment, net			8,442	9,260
Other assets			3,955	4,201
Total assets			$53,446	$67,372

Liabilities and stockholders' equity:
Current liabilities			$ 6,906	$ 10,010
Long-term obligations			2,310	2,380
Stockholders' equity			44,230	54,982
Total liabilities and stockholders' equity			$53,446	$67,372

CONTACT:  Vical Incorporated
          Alan R. Engbring, Executive Director, Investor Relations
          Jill M. Broadfoot, Senior Vice President and
           Chief Financial Officer
          (858) 646-1127
          www.vical.com